Exhibit 10.1

September 14, 2012

Mr. John Donovan

c/o AT&T, Inc.

208 South Akard Street

Dallas, TX 75202

Dear John:

On behalf of the Board of Directors (the “Board”) of Palo Alto Networks, Inc. (the “Company”), we are pleased to inform you that it is the intention of the Nominating and Governance Committee of our Board to nominate you for election as a member of our Board and our Audit Committee.

As you are aware, the Company is a Delaware corporation and therefore your rights and duties as a Board member of the Company are prescribed by Delaware law, our charter documents as well as by the policies established by our Board from time to time. As a result of the Company’s recent initial public offering of its common stock, you should anticipate that your duties and responsibilities would be commensurate of those of a director of a publicly traded company. In addition, you may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity.

From time to time, our Board may establish certain other committees to which it may delegate certain duties. You will be appointed by the Board to serve on at least one committee (initially, the Audit Committee). In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at the Company’s offices in Santa Clara, California. We would hope that your schedule would permit you to attend all of the meetings of the Board and any committees of which you are a member. In addition, from time to time, there may be telephonic meetings to address special matters.

It is expected that during the term of your Board membership with the Company you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which the Company is now involved in or becomes involved in during the term of your service to the Company, nor will you engage in any other activities that conflict with your obligations to the Company.

If you decide to join the Board, it will be recommended at the time of your election as a member of the Board that the Company grant you a restricted stock unit award in the amount of 15,000 shares of common stock (the “Award”) in consideration for your service as a member of the Board. The Award shares will vest over three years, with 1/3 of the shares subject to the Award grant vesting on the first anniversary of the grant date, and the remaining shares vesting equally over the next two years on a quarterly basis, subject to you continuing to serve as a Board member on each vesting date.

Additionally, we anticipate that it will be recommended at the time of the Company’s next annual stockholder meeting, and at each subsequent annual stockholder meeting, that the Company grant you a restricted stock unit award in the amount of 1,000 shares of common stock in consideration for your continuing services as a member of the Company’s Audit Committee. We anticipate that, with respect to each such grant, 100% of such shares will vest on the one year anniversary of the grant date.

Following a Change in Control (defined below), all shares subject to the Award granted in accordance with the foregoing provisions shall fully vest and become immediately exercisable. “Change of Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where

Mr. John Donovan September 14, 2012 Page 2

the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth above is subject to such future changes and modifications as the Board or its committees may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any compensation.

You shall be entitled to reimbursement for reasonable expenses incurred by you in connection with your service to the Company and attendance of Board and committee meetings in accordance with the Company’s established policies.

Please note that nothing in this letter or any agreement granting you equity should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of the Company it gives us great pleasure to welcome you as a member of our Board. We anticipate your leadership and experience shall make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

/s/ Mark McLaughlin

Mark McLaughlin

Chief Executive Officer

Palo Alto Networks, Inc.

Acknowledged and agreed to

September 17, 2012

/s/ John Donovan
John Donovan